PFM Funds
(formerly known as Commonwealth Cash Reserve Fund, Inc.)

Form N-SAR Exhibit 77C: Submission of Matters to a Vote of Security Holders

At a special meeting of shareholders of Commonwealth Cash Reserve Fund, Inc. ("CCRF") held on September 22, 2008, shareholders of record as of August 15, 2008 of CCRF considered proposals to (1) approve a plan of entity conversion pursuant to which CCRF would convert from a Virginia Corporation to a Virginia business trust which would be renamed PFM Funds (the "Conversion"); (2) elect seven persons to serve as trustees of PFM Funds (the "Election"); and (3) approve an agreement and plan of reorganization pursuant to which substantially all of the assets and liabilities of Commonwealth Cash Reserve Fund ("CCRF Prime Portfolio", Series 1 of this N-SAR filing) would be acquired by Prime Series (previously known as SNAP Fund, Series 3 of this N-SAR filing), in exchange for shares of Prime Series (the "CCRF Reorganization"). The Conversion and Election were voted on by all CCRF shareholders, while the CCRF Reorganization was voted on only by shareholders of CCRF Prime Portfolio.

The number of shares voted on the Conversion proposal is as follows:

                                                       % of
                                 Number            Outstanding     % of Shares
                               of Shares              Shares          Voted
         -----------------------------------------------------------------------
         For                     3,982,296,256.75       96.7%          99.8%
         Against                         5,419.67        0.0%           0.0%
         Abstain                     8,530,506.19        0.2%           0.2%
         -----------------------------------------------------------------------
         Total                   3,990,832,182.61       96.9%         100.0%

The following individuals were nominated through the Election to serve as Trustees of PFM Funds: Michael P. Flanagan, Jeffrey A. Laine, Dennis W. Kerns, Brian M. Marcel, Martin P. Margolis, Robert R. Sedivy and Joseph W. White. Each of these individuals received the votes as follows:

                                   Number        % of Outstanding   % of Shares
                                  of Shares           Shares           Voted
         -----------------------------------------------------------------------
         For                     3,986,811,786.78        96.8%          99.9%
         Withhold Authority          4,020,395.83         0.1%           0.1%
                               -------------------------------------------------
         Total                   3,990,832,182.61        96.9%         100.0%
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The number of shares voted by CCRF Prime Portfolio shareholders on the CCRF
Reorganization proposal is as follows:

                                                       % of
                                  Number           Outstanding    % of Shares
                                of Shares             Shares         Voted
         -----------------------------------------------------------------------
         For                        353,883,111.02      70.6%         97.6%
         Against                              0.00       0.0%          0.0%
         Abstain                      8,530,506.19       1.7%          2.4%
         -----------------------------------------------------------------------
         Total                      362,413,617.21      72.3%        100.0%

The votes cast above were sufficient to approve the Conversion and CCRF Reorganization, and to elect each of the seven nominees to serve as Trustees of PFM Funds. The Conversion and CCRF Reorganization was effected on September 29, 2008, at which time the seven individuals above began serving as Trustees of PFM Funds. In conjunction with the Conversion, the CCRF Federal Portfolio (Series 2 of this N-SAR filing) and SNAP Fund were renamed Government Series and Prime Series, respectively.